FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos
(727) 530-7700

LINCARE HOLDINGS INC. ANNOUNCES
FIRST QUARTER 2004 FINANCIAL RESULTS

Clearwater, Florida (April 19, 2004) -- Lincare Holdings Inc. (NASDAQ: LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the quarter ended March 31, 2004.

For the quarter ended March 31, 2004, revenues were $306.9 million, a 16% increase over revenues of $265.2 million for the first quarter of 2003. The 16% increase in revenues was comprised of 10% internal growth and 6% acquisition growth. Medicare reimbursement reductions for respiratory medications that took effect in 2004 reduced total revenues in the period by $12.3 million. Net income for the quarter ended March 31, 2004, was $62.9 million compared to net income of $52.9 million for the first quarter of 2003. Diluted earnings per share were $0.62 for the quarter ended March 31, 2004, an increase of 26% over the $0.49 diluted earnings per share for the comparable period last year.

During the first quarter of 2004, Lincare completed the acquisition of three companies with annual revenues of approximately $3.0 million. The acquired businesses were located in Arizona, California and Missouri. In addition, Lincare acquired the remaining equity interests of two companies in which it had previously acquired partial ownership through a prior acquisition.

Lincare added 18 new operating centers in the first quarter, with six of those locations derived from acquisitions and 12 locations derived from internal expansion. The total number of Lincare locations expanded to 745 at the end of the first quarter.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first quarter of 2004. Our operating centers experienced strong customer and revenue growth during the quarter while, at the same time, we successfully controlled expenses at our operating and overhead locations.”

Mr. Byrnes added, “Our financial position is strong and we achieved significant operating cash flows in the first quarter of 2004.” Lincare generated $116.5 million of cash from operating activities during the first quarter of 2004, an increase of 32% over the comparable prior year period. Investments of cash during the quarter included $25.3 million in capital expenditures and $8.6 million in business acquisition expenditures. Long-term obligations, including current maturities of bank debt, were $370.5 million at March 31, 2004.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 495,000 customers in 47 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operations of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.
Financial Summary
(Unaudited)
(In thousands, except share and per share data)

	For the three months ended

	March 31, 2004	March 31, 2003

Net revenues	$306,871	$265,173
Costs and expenses:
Costs of goods and services	45,852	39,936
Operating expenses	64,805	59,479
Selling, general and administrative expenses	64,536	56,085
Bad debt expense	4,603	3,978
Depreciation expense	21,285	17,275
Amortization expense	377	415
Operating income	105,413	88,005
Interest and other expense	4,398	3,466
Income before income taxes	101,015	84,539
Income taxes	38,082	31,617
Net income	$62,933	$52,922
Basic earnings per common share	$0.64	$0.50
Diluted earnings per common share	$0.62	$0.49
Weighted average number of common shares outstanding	99,037,298	104,808,097
Weighted average number of common shares and common share equivalents outstanding	101,299,317	107,463,380

LINCARE HOLDINGS INC.
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	March 31, 2004	December 31, 2003

Cash	$92,263	$9,815
Accounts Receivable, Net	153,991	151,194
Current Assets	260,402	187,090
Total Assets	1,517,876	1,431,660
Current Liabilities	155,610	147,157
Long Term Obligations, including Current Maturities of Bank Debt	370,476	370,817
Stockholders’ Equity	916,970	848,247